Exhibit 10.10

PAYOFF LETTER

July 11, 2019

Hydrofarm Holdings, LLC

Attention: Jeff Peterson

Chief Financial Officer

2249 S. McDowell Ext.

Petaluma, CA 94954

Re:	Termination of Senior Credit Facility

Ladies and Gentlemen:

Reference is made to that certain Amended and Restated Loan and Security Agreement dated as of November 8, 2017 (as amended, modified, extended, restated, replaced, or supplemented prior to the date hereof, the "Loan Agreement"), by and among Hydrofarm Holdings, LLC, a Delaware limited liability company ("Holdings"), Hydrofarm, LLC, a California limited liability company ("Hydrofarm"), EHH Holdings, LLC, a Delaware limited liability company ("EHH"), Sunblaster LLC, a Delaware limited liability company ("SunBlaster"), and WJCO LLC, a Colorado limited liability company ("WJCO"; together with Hydrofarm, EHH, SunBlaster and any other party joined hereto as a U.S. Borrower, each, a "U.S. Borrower" and collectively, the "U.S. Borrowers"), GS Distribution, Inc., a British Columbia company ("GSD"), EWGS Distribution, Inc., a British Columbia company ("EWGS"), Eddi's Wholesale Garden Supplies Ltd., a British Columbia company ("Eddi") and Sunblaster Holdings ULC, a British Columbia unlimited liability company ("Sunblaster Canada": together with GSD and Eddi and any other party joined hereto as a Canadian Borrower, each, a "Canadian Borrower" and collectively, the "Canadian Borrowers"; and together with U.S. Borrowers, each a "Borrower" and collectively, the "Borrowers"), the other parties from time to time signatory hereto as Obligors, the financial institutions from time to time party thereto as lenders (each, a "Lender" and collectively, the "Lenders") and Bank of America, N.A., as administrative agent for the Lenders (in such capacity, the "Agent"). Capitalized terms used herein without definition have the meanings given to them in the Existing Credit Agreement.

Agent understands that on July 9, 2019 (the "Payoff Date"), the Borrowers intend to cause all indebtedness, liabilities and other obligations (other than contingent reimbursement obligations with respect to the Existing Letters of Credit (as defined below)) of the Borrowers to the Lenders and/or Agent owing under the Loan Documents, including, without limitation, all principal, accrued interest, costs, expenses and fees outstanding, including, without limitation, reasonable attorneys' fees, costs and expenses, to be repaid in full, and terminate the Revolver Commitments, the Loan Agreement and the other Loan Documents.

Notwithstanding the termination of the Credit Facility, the Existing Credit Agreement and the other Loan Documents contemplated herein, each of the outstanding Letters of Credit (the "Existing Letters of Credit") issued by the Issuing Bank under the Existing Credit Agreement, as more specifically set forth on Schedule 1 hereto, will remain outstanding after the Payoff Date in accordance with their respective terms (without giving effect to any extensions or renewals thereof) so long as such Existing Letters of Credit are fully cash collateralized in an amount of at least 105% of the face amount of the Existing Letters of Credit to secure the reimbursement obligations of the Obligors (and its successors and assigns) with respect to the Existing Letters of Credit (such amount necessary to so fully cash collateralize the Existing Letters of Credit, the "Cash Collateral Amount") pursuant to a cash collateral account agreement between the Obligors and the Issuing Bank in all respects satisfactory to the Issuing Bank (the "Cash Collateral Agreement"). The Payoff Amount (as defined below) does not include (a) contingent reimbursement obligations of the Obligors with respect to any drawings or presentations made under the Existing Letters of Credit and (b) letter of credit fees due after the Payoff Date in connection with the Existing Letters of Credit. The parties hereto acknowledge and agree that the Issuing Bank will return the Cash Collateral Amount (deposited pursuant to the Cash Collateral Agreement) to an Obligor (or its successors and assigns) upon the earlier of (i) the return of the Existing Letters of Credit to the Issuing Bank for cancellation from the beneficiary thereof and (ii) the expiration of the Existing Letters of Credit and the rights of the beneficiary thereof to draw on such Existing Letters of Credit.

The Cash Collateral Amount, the amount of the Deposit (as defined below), the total principal balance of the loans and advances made by the Lenders to or for the benefit of the Borrowers under the Loan Agreement, together with all accrued but unpaid interest thereon, and the total amount of all fees, costs, expenses and other amounts owed by the Borrowers with respect to the Loan Agreement (other than contingent reimbursement obligations with respect to the Existing Letters of Credit) and all other Loan Documents, if paid on the Payoff Date by 11:00 a.m. (Pacific Time) (the "Payoff Time"), will be as follows (the "Payoff Amount"):

Principal:	$25,762,699.29
Interest:	$50,398.74
Fees:	$2,492.34
Deposit (TRSG exposure):	$160,000.00
Breakage Costs:	$0.00
Existing Letters of Credit (cash collateralized at 105%)	$840,000.00

Payoff Amount:	$26,815,590.37

Legal Fees	$50,996.00

If payment of the Payoff Amount is not made by the Payoff Time on the Payoff Date, the Payoff Amount will be recalculated to include an additional $5,726.51 per day for each day thereafter in accordance with the provisions of the Loan Agreement (the "Per Diem Amount"); provided that Agent receives the Payoff Amount together with all applicable Per Diem Amounts no later than 11:00 a.m. (Pacific Time) on July 11, 2019 (the "Expiration Time") after which time this letter agreement shall have no further force or effect. The Borrowers hereby agree not to request additional Revolver Loans or Letters of Credit under the Loan Agreement on or after the date hereof through the Expiration Time.

Agent hereby instructs the Obligors to pay or cause to be paid the Payoff Amount (other than the Legal Fees) by wire transfer, in immediately available funds, to the following account in accordance with the following wire transfer instructions:

Bank:	Bank of America, N.A.
	ABA#:	026009593
	Account #:	936-933-7800
	Account Name:	Bank of America - Southwest Collection
	Final Credit to:	Hydrofarm

Agent hereby instructs the Obligors to pay or cause to be paid the portion of the Payoff Amount consisting of the Legal Fees by wire transfer, in immediately available funds, to McGuireWoods, LLP ("Outside Counsel") in accordance with the following wire transfer instructions:

BANK OF AMERICA

ABA: 026009593 (Domestic Wires)

Credit: McGuireWoods Operating Account

Account Number: 000003664964

Reference: (Hamid Namazie/2068279-5070)

McGuireWoods Accounting Contact: Jacob Howard (804) 775-1411

The Obligors represent and warrant (the "Secured Obligation Representation") that the only outstanding Obligations owing from any Obligors or any of its Subsidiaries under any Bank Products are set forth on Schedule 2 hereto (collectively, the "Outstanding Obligations"). The Obligors agree that all outstanding Bank Products set forth on Schedule 2 shall be terminated by no later than 60 days after the Payoff Date.

Subject to (a) the receipt by Agent of the Payoff Amount, any applicable Per Diem Amount and receipt by Outside Counsel of the Legal Fees, (b) the accuracy of the Secured Obligation Representation, (a) the receipt by the Issuing Bank of the fully executed Cash Collateral Agreement and the Cash Collateral Amount, and (d) the receipt by Agent of a fully executed copy of this Payoff Letter, duly executed by Borrowers and Agent (collectively, the "Payoff Items"), Agent (on behalf of the Lenders) agrees that all obligations of the Obligors under the Loan Documents other than (i) obligations under the Loan Documents (including contingent reimbursement obligations and indemnity obligations which, by their express terms, survive termination of the Loan Agreement, and (ii) to the extent not paid on the Payoff Date, fees and expenses of counsel to Agent in connection with the termination of the Loan Documents and release of all liens thereunder), including principal, accrued interest, costs, expenses and fees, shall be paid in full, all Loan Documents shall be terminated, all commitments of the Existing Lenders shall be terminated, all participation obligations of the Existing Lenders with respect to the Existing Letters of Credit shall be released, all guarantees provided under the Loan Documents shall be terminated and any security interest or lien granted to the Existing Lenders and/or the Existing Agent in the personal property or real property of the Obligors securing amounts evidenced by the Loan Documents (excluding any lien granted to the Issuing Bank in connection with the Cash Collateral Agreement) shall automatically terminate.

At Obligors' expense (it being understood and agreed that such expense may be in addition to the amounts included in the Payoff Amount), Agent will promptly upon receipt of each of the Payoff Items, (a) execute and deliver to Borrowers (or any designee of Borrowers) any such lien releases, mortgage releases, discharges of security interests, pledges and guarantees and other similar discharge or release documents, as are reasonably requested and necessary to release, as of record, the security interests and all notices of security interests and liens previously filed by Agent under the Loan Documents and (b) deliver to Borrowers (or any designee of the Obligors) all instruments evidencing pledged debt and all equity certificates and any other similar collateral previously delivered in physical form by Borrowers to Agent under the Loan Documents. Upon Agent's receipt of each of the Payoff Items and confirmation by Agent of such receipt, any of the Borrowers or their legal counsel or other designee are authorized to file all termination statements and releases with respect to each financing statement, intellectual property security agreement, pledge agreement, account control agreement, mortgage, assignment and other instrument or document filed to perfect any of the security interests and other liens granted under the Loan Agreement, and Agent agrees to execute and deliver such documents and to take such steps as are reasonably requested by the Borrowers or their legal counsel or other designee, from time to time, to terminate and release all such security interests, assignments, blocked account agreements, control agreements and similar agreements and documents, and other liens of record.

Agent shall retain the Deposit for a period of no longer than ninety (90) days following the Payoff Date and pay all costs, fees, expenses and other amounts owed to Agent from the Deposit. Upon termination of such ninety (90) day period, any unused portion of the Deposit shall be returned to Borrowers.

Notwithstanding the terms of this letter agreement to the contrary, (a) upon any Lender's demand, the Obligors shall promptly compensate such Lender for any breakage costs incurred in connection with the payment of the Payoff Amount and any applicable Per Diem Amount in accordance with the Loan Agreement, and (b) if Agent determines after the Payoff Time that an amount that was due and payable under the Loan Documents or under any Bank Product was mistakenly excluded from the Payoff Amount, each Obligor agrees to promptly pay such excluded amount after Agent provides evidence to the Obligors that such excluded amount is due and payable. Notwithstanding anything herein to the contrary, if at any time all or any part of the Payoff Amount is or must be rescinded or returned by Agent for any reason whatsoever (including the insolvency, bankruptcy, reorganization or similar proceeding involving any of the Borrowers, the Obligations, to the extent that such payment is or must be rescinded or returned, shall be deemed to have continued in existence, notwithstanding such application by Agent, and the Loan Agreement and the other Loan Documents shall continue to be effective or be reinstated, as the case may be, as to such Obligations, all as though such application by Agent had not been made. The provisions of this paragraph shall remain in full force and effect regardless of any termination of the obligations owing under the Loan Documents.

As of the Payoff Date, (a) the Borrowers hereby irrevocably terminate any commitment under the Loan Documents to lend or make advances by Agent or any Lender including the issuance of any new Letter of Credit or the renewal or extension of any Existing Letter of Credit by the Issuing Bank); provided, however, that each Existing Letter of Credit and the corresponding issuer documents shall remain in full force and effect in accordance with their respective terms, and (b) release and forever discharge Agent, each Lender and each of their representatives, assigns, officers, directors, agents, employees and attorneys from any and all claims, demands, debts, liabilities, actions, and causes of action of every kind and character based upon or arising out of the Loan Agreement or any Loan Document.

It is acknowledged and agreed that this document constitutes a "Loan Document" for purposes of Sections 14.14, 14.15 and 14.16 of the Loan Agreement.

This letter agreement (a) shall be governed by and shall be construed and enforced in accordance with, the laws of the State of New York and (b) sets forth the entire agreement among the parties relating to the subject matter pertaining hereto, and no term or provision hereof may be amended, changed, waived, discharged or terminated, except in writing signed by each party.

This letter agreement may be executed in any number of counterparts, and telecopied signatures (or signatures delivered via electronic mail or “pdf”) shall be enforceable as originals. Your signature below shall evidence your agreement with the foregoing.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK.]

Very truly yours,

BANK OF AMERICA, N.A., as Agent under the Loan Agreement

By:	/s/ MATTHEW R. VAN STEENHUYSE

Name:	MATTHEW R. VAN STEENHUYSE

Title:	SENIOR VICE PRESIDENT

Accepted and Agreed to:

HYDROFARM HOLDINGS, LLC,

By:	/s/ Peter Wardenburg
Name: Peter Wardenburg
Title: Manager

HYDROFARM, LLC

By:	/s/ Peter Wardenburg
Name: Peter Wardenburg
Title: President and Chief Executive Officer

EHH HOLDINGS, LLC

By:	/s/ Peter Wardenburg
Name: Peter Wardenburg
Title: Manager

SUNBLASTER LLC

By:	/s/ Peter Wardenburg
Name: Peter Wardenburg
Title: President

HYDROFARM CANADA, LLC

By:	/s/ Peter Wardenburg
Name: Peter Wardenburg
Title: President

EDDI’S WHOLESALE GARDEN SUPPLIES LTD.

By:	/s/ Peter Wardenburg
Name: Peter Wardenburg
Title: President

SUNBLASTER HOLDINGS ULC

By:	/s/ Jeffrey Peterson
Name: Jeffrey Peterson
Title: Director

Payoff Letter

Schedule 1

Letters of Credit

Schedule 2

Bank Products